Exhibit 99.2

Tidewater

Lehman Brothers CEO Energy/Power Conference

Moderator: Jim Crandell

September 6, 2005

Jim Crandell:	I’m very pleased to welcome back to our conference the management of Tidewater. Here from Tidewater today we have Dean Taylor, the Chairman/CEO of the company, and Joe Bennett, SVP and prime accounting officer.

Dean has a 27-year career with Tidewater and after many senior operating roles was named President of the company in 2001, CEO in 2002 and Chairman in 2003.

As many of you know, Tidewater is based in New Orleans and management and their families have been through some tough times recently. I very much appreciate Dean and Joe making the effort to come here to our conference in New York. Dean?

Dean Taylor:	Jim, thank you very much. I will say that one of the reasons we are here is because of Jim. We have a lot of— an awful lot of time for Jim and think he does a great job in what he does and we made a special effort to be here.

But I have to say it’s good to be here in two senses. One, just to be here and second to be here in New York. It’s a wonderful town, a great spot.

I apologize to all. We have no copies of our presentation that’s available for you to write on, so you’re either going to have to look at me or look some place but there’s nothing for you to write on. Now if you would like a copy of our presentation, this very attractive, fair-haired lady here in the front, Janet Rasmussen [ph], who many of you know, will be glad to e-mail you a copy if you so desire to have one.

Normally we start everything we do at Tidewater with something related to safety. The only exception to that is at these type of conferences where the lawyers get in the way and we have to remind you that there are— there will be some forward-looking statements. No guarantee is expressed or implied, but we will point that out.

To our safety, we feel that we’re the safest company in the industry. We compare ourselves with BP, ExxonMobil, DuPont, Dow Chemical and in what’s called the total recordable incident rate we— we’re better than all of them. And this in spite of the fact that this is the platform upon which most of our people are working every day. This is a shot of one of our vessels towing a rig south of Australia.

But keep in mind that most people in the companies we just mentioned are working on stable platforms and the platform upon which all of our people work, our 7000 employees around the world, they work on unstable platforms. So our guys are working on something that’s doing this all day long. They have cargo overhead that we’re loading and unloading to and from the platforms and our safety record is something of which we’re immensely proud.

Now many investors say, “Well, what’s that have to do with me?” but I’ve found that many savvy investors feel like the attention that management pays to safety is also attention that they pay to running their business. We’ll leave that for you to decide, but we do feel like safety is as important a thing— the safety of our employees is as important a thing as any other thing that we do.

The record of our lost-time accidents last year among— working in about 63 different countries around the world, 7000 employees, every race, religion, creed that you can imagine, we had but one accident where a man missed a day of work after the— after the incident and we think that’s a phenomenal, phenomenal achievement.

The fiscal 2005— our fiscal year goes from April 1st every year to March 31st every year. Some of the highlights during last fiscal year, which ended in March 31st, 2005 and which have already occurred so far in 2006, I mentioned we had but one lost-time accident. We continue to regenerate our company with new vessels. We have either built, bought or contracted over 100 at a cost of about $1.3 billion and we will continue to do a fair amount of that on a go-forward basis, but probably not to the extent at which we have been the last four or five years, but that will play out, depending on shipyard prices and some other variables that we will evaluate.

The worldwide operating environment certainly is resulting in escalating vessel day rates and net earnings. July of this year we sold six vessels, six of our more capable vessels, but nevertheless we felt like it was an opportunity that we should not pass upon. It resulted in roughly a $66 million gain.

Also in July we announced up to $120 million share repurchase program. We feel like that our shareholders deserve to get some of the cash flow that we’ve been generating back and we are going to do that and we have initiated the program. I won’t say to what extent just yet. We will, probably, in our quarterly announcement this month be able to do so. Excuse me, that won’t happen until October, but at the end of the September quarter we’ll be announcing the extent to which we’ve done that.

The very positive impact of the American Jobs Creation Act of 2004, significant impact to our overall corporate tax rate and our financial strength, excuse me, continues to be very strong. Our current debt to total cap is about 16.6 percent. Net debt to total cap is about 11 percent.

Through the last year we’ve had about a 40 percent growth in our stock price, which is not anything to sneeze at, but nevertheless we understand it’s not what you have seen from some of the other OSV companies in the market place. But I would ask everyone to remember that the boat companies, typically, are a little bit more late-cycle play.

The impact of Hurricane Katrina — our operating base in Amelia, Louisiana, which is west of New Orleans, suffered very little damage. It’s fully operational with our Internet and system connectivity pretty much at 100 percent. All of our vessels and all of our people as best we know — we’ve not contacted everyone, but we have contacted over 80 percent, I would say — not a scratch, neither to our people nor our equipment. Our company personnel, as I said, are mostly accounted for.

The New Orleans office is not accessible at this time. Those of you who have been to our office in New Orleans know we’re on the Poydras Street corridor, not too far from the Superdome. That part of the city didn’t get that much water, but, frankly, we’ve not been back. We don’t know how much water the building got. We’re on the 19th floor. I know the water didn’t get there, but we don’t know where the looters got and I don’t think the looters were interested in climbing 19 flights of stairs, but we’ve not— we’ve not been able to check that out yet.

One thing that was very positive, I felt like, was our disaster recovery plan operated just as we had envisioned. We had — an interesting sidelight — we had— part of our plan was to keep our IT group in New Orleans. At the very last minute we just decided that probably wasn’t going to be a good idea and we were able to dismantle in about 12 hours our entire computer system and move it to Houston and we did that on Sunday and it’s a doggone good thing we did, because had we not we’d be— we’d be— we would really be having some problems. But we did that and other than that, our recovery plan operated very, very well.

We don’t anticipate any financial impact as a result of the storm. Our insurance coverage should be sufficient to cover most, if not all — there will be some deductibles, but insignificant in the overall scheme of things — our extraordinary costs and there will be extraordinary costs. We’re moving— we’ve moved all of our administrative personnel to Amelia, again west of New Orleans, and senior management right now is taking up residence in Houston. How long all that lasts we have no idea. It’s hard to say, but that’s what we’re doing for the time being.

And the financial impact again is— our financial statements, excuse me, should be filed in a timely fashion for the 9/30/05 quarter.

I don’t think I need to remind everyone why there is a positive outlook for the industry as a whole. E&P spending is up, rig count up, favorable commodity prices. Commodity prices are just at levels that no one really expected where they would be.

Strong demand. We have here China and India. But, you know, I’ve spent the better part of my life managing Tidewater businesses around the world and I’ve spent lots of time in Brazil, Mexico, Indonesia, Malaysia. All these countries, you know, they want to live like we live and many of those countries send their students to our universities here. They see how we live. They go back home. They want to live like we live and there’s not but one way that that can happen and that’s with energy.

And— so I think that the outlook in general terms is very, very good, not just for our company but the sector as a whole. A couple of speakers ago, someone mentioned that the general excess capacity in terms of demand is very, very slim and I’m— I also ascribe to — I’m a “Hubbard’s Peak” guy. I’m one of the people that ascribes to the fact that we are, if not there, we’re getting close to worldwide peak oil production. Personal view, not a company view, but that’s my view and I think that— I think the industry is going to have to work harder and harder to generate the same types of— the same levels of production and you balance that against increased demand and I just think that the prospect’s very, very good.

Growth areas around the world seem to match locations where we already are. About 82 percent of our business last year came from international activity. We’re very comfortable in international locations.

Again, as I mentioned, I spent the better part of my career outside of the United States and I can tell you that Tidewater does business internationally as well as any company I know. And that includes all the big— IBM, Coca-Cola, Hewlett-Packard. You name them, I think we do it— we’re as comfortable internationally as any of those companies, if not more so.

Activity in the North Sea is up and that’s good for a couple reasons, even though we’re not there. Mainly it’s good because it keeps the pressure from those companies that operate there from bothering us— bothering us in other places. So we’re glad to see activity in the North Sea up and I think activity in the North Sea will remain very strong.

We have a growing new fleet. We’ve heard some of our competitors crow about their new fleet and how big it is. Our new fleet is about four times as big as the next biggest new fleet. It’s just that we have a pretty big old fleet against which to balance it and out of which we’re slowly morphing our company. But we have a very nice new fleet and it’s going to get newer and bigger.

The boat sector, as I mentioned earlier, is typically a late-cycle story. No guarantee whether that’s the case this time, but I think that’s probably a pretty good bet. And then favorable tax changes I’ve already mentioned.

Our strategy hasn’t changed much. We’ve had this strategy for the last year and a half or so and it’s working and we think it’s going to continue to work. We really have to focus on maintaining and growing our international market share. That’s the backbone of our company. We can’t afford to lose what we have and we want to grow what we have into something even bigger.

We worked very hard to get our domestic business in shape to the demand that existed. We’ve done so and now we’re working just as hard to improve that domestic profitability and we— I think we are going to have plenty of good things to say about our domestic business going forward.

We continue to renew the fleet and assess the opportunities for our stacked fleet. I think a challenge for our company is our stacked fleet. We need to address it and we’ve got some creative ideas that we hope to put to use and to be making some nice announcements about, but we still have— we still have a little bit of work to do there, I think.

We need to be ready for the right acquisition, but now is— it’s hard to say where the pricing— whether the pricing for the right acquisition will be proper. But we need to be ready for it. Certainly our financials— our financials permit us to do so.

And we’ll continue to push day rates to grow profits and our cash flow. And we continue to want to emphasize our financial strength.

This is our global presence. These are active vessels. Exclude— they exclude our stacked vessels, but in North America we have about 64 units and that’s about 18 percent of our worldwide fleet. In Central and South America we have about 91 units. That’s about 26 percent of our worldwide fleet. West Africa, which is the biggest area of operation for our company, we have about 120 active units, about 32 percent of our fleet, of our active fleet. Europe and the Middle East we have about 40 units. Most of that is in the Middle East itself or in Egypt. The Far East, which would include Australia, we have about 45 units and that’s about 13 percent of our active fleet.

And if you look where we are as compared to areas of opportunity around the world, we are where the areas of opportunity are. We’re— as I said, we’re a very big presence in west Africa. Everyone knows the story of Angola, Equatorial Guinea, Nigeria. That’s where the action’s going to be. We’re there. We’ve been there for 30 years. We’re comfortable working there.

It’s never easy working there. People talk about there not being many barriers to entry in our business, well in fact think about going to set up a business in Nigeria and tell me whether you think there are any barriers to entry. There certainly are. The barriers are not necessarily financial, but the barriers could be political, environmental, otherwise. But there certainly are in many places around the world where we do work.

I mentioned earlier 82 percent of our past fiscal year’s revenue and about that same amount of— maybe— was it that high? All— roughly all of our profitability came from our international business last year.

The story for the last few quarters has been really a story of increased day rates. Our utilization has remained roughly flat in our international business, but you can see what’s been happening to our day rates. And I think we’re hopeful that we can continue to show continued progression by the end of the September quarter this year.

And this is something a little bit new. We’ve divided the progression of day rates between our new vessels and our remaining vessels. Our new vessels we would characterize as anything that we’ve built or bought, excluding the Ensco acquisition— Ensco Marine acquisition, since 2000. So the new vessels would be anything we’ve built or bought since the year 2000.

You can see they’ve really had some nice day rate progression. The remaining vessels— even the remaining vessels, which is our older fleet, we’ve had some nice day rate progression.

This is a chart — people say, well, you know, what’s going on with the Gulf of Mexico and is it— is there a supply/demand imbalance and what do you see in the future there? I think, you know, there’s going to be some rigs— there’ll be some rigs leaving the Gulf and right now I would say there’s a very good balance between supply and demand in the Gulf.

One of the reasons there’s a good balance, you may recall last April, a year ago April, we impaired about 81 of our older units and withdrew them from our active fleet. And that was pretty much the catalyst, I think. That plus Hurricane Ivan, I guess, that tore up all the pipelines in the Gulf. That really got activity up and then the oil prices went up, gas prices went up and right now there’s a very good balance between supply and demand of boats and rigs in the Gulf of Mexico.

You can see by this chart that there’s still over two boats per active rig in the Gulf of Mexico. Now what will happen when five rigs leave the Gulf as projected? I don’t think that’s going to have that much impact on the boat rates if for no other reason than I think there’s going to be a lot of construction-related activity as a result of this storm, which is going to keep things pretty busy for the foreseeable future.

Domestic vessel day rates and utilization. This— on the utilization line, which is the gold line, it’s a little bit deceptive because you can see between March of ‘04 and June of ‘04 a nice increase in utilization but that’s because we withdrew 81 vessels from our active fleet. So the utilization line that really makes sense, I think, is if you look from 6/04 to 6/05. You can see we’ve gotten our utilization up and we’ve had very nice progression in our day rates and we are hopeful that we can continue to show that type of progression on a go-forward basis.

Domestic day rates, we’ve broken it out again in the same way, new vessels and remaining vessels, and you can see that the remaining vessels, even our older fleet, have had nice day rate progression and very good day rate progression on our newer ships.

This is the new face of Tidewater. As I mentioned earlier, we have about 113 new ships in our— in our active fleet of roughly 350 vessels. These are some of the types. They all kind of— being an ex-Navy man, I remember the first time I saw an OSV thinking, “Boy, these things really look funky. They just don’t have any— they don’t look anything at all like a proper Navy ship.”

But you can see the large back deck. The large back deck is to carry the cargo and you have typically the pilot house up forward. You would never see that on a Navy ship. This is our fleet and this is the new face of our fleet and we’re going to try to get newer as we go on and you’ve seen the significant contribution that the new fleet is making to the financial results of our company.

Why renew the fleet? Well, if you— if you look at the demographics of the fleet that I sort of inherited about three years ago, even with 38 deep water new ships with an average age of nine years, we have the rest of our fleet— We have 250 towing or tow supply vessels with an average age of 22 years. This would— in an environment where many of the operators are now saying, “I won’t have any ship older than 20 years servicing my rig,” and we’re seeing that more and more around the world.

So we have an issue of what to do, how to replace the earnings power of these 250 ships. We have to— it’s something we really— to which we really need to pay a lot of attention in the future.

Our crew and utility vessels — and we’ve invested a lot of money in crew and utility vessels — even after all that investment, the average age of that fleet is 15 years. Our offshore tugs are not a big part of our business but their average age is, nevertheless, 26 years. Other ships — these are specialty vessels — their average age is 20 years, so— 22 years, excuse me.

So our total fleet average age is about 20 years. We continue to need to regenerate our company’s earnings capability.

These are the commitments we’ve made since January of 2000, roughly 112 new ships. This was as of June of this year. Since then we’ve made some more commitments. We probably have commitments now for 115 ships at roughly— probably add another $60 million to that and— but of all that, we probably still have only $120 million left to pay. So we’ll be taking delivery of about $300 million worth of equipment in the next few months and we only have to pay about another $120 million on that.

Profit contribution as of the end of fiscal 2005, those 100 ships roughly— of which roughly about 80 had been delivered by the end of 2005, they contributed 30 percent of our total profits. We think that by the end of fiscal 2006, that is March 31st, 2006, our new fleet will have contributed about 50 percent of our total profit. So the new fleet is definitely carrying a greater share of its load as time moves forward and we expect that that progression will continue to move on.

We are mindful of industry fleet totals. People would rightly ask, “Well, you’re adding 100 ships. What’s happening to the overall worldwide fleet?” Well, at the same time we added 100 ships we took out 259 ships either through sales or scrapping and you can see that that 259 fleet, 259 unit fleet would be the second largest fleet in the industry prior to the Seacor/Seabulk merger. So by taking those ships out of the industry, we felt like we did the industry a whole lot of good. We were hoping we could shame some of our competitors into doing something similar, but we’ve not been nearly as successful as we had hoped. But at any rate we are mindful of fleet industry totals and we will continue on a go-forward basis to be mindful of what we’re doing with our older fleet and how we’re going to handle that.

Financial strength — our balance sheet— our balance sheet at the present, as we speak, we’ve paid off the revolver debt by the sale of those five units. We no longer have the $95 million in revolver debt. We have roughly $90 million of cash that’s not shown here. So our debt to total cap is much smaller than as indicated on this slide.

Our earnings growth since a year ago is we’ve doubled our earnings and we expect that our earnings growth will continue in a nice fashion. We hope to have some nice things to say in September.

The American Jobs Creation Act of 2004 basically eliminated shipping income from the definition of what’s called Sub-Part F income, that is, what’s taxable. What it means for our company is that shipping income of foreign-owned affiliates won’t be taxed in the United States until actually paid in the form of a dividend. Cash left in ownership of foreign affiliates or reinvested abroad won’t be taxed until brought back to the States.

Since we’ve earlier said that about 82 percent of our earnings— or, excuse me, of our revenue is international and almost all of our earnings were international, it’s very important for our company. So it should effectively drop our overall tax rate for our company in 2006 to 20 to 26 percent range from the historic 32 to 35 percent range. That’s in addition to a $31.8 million tax benefit that we’ve already taken as of 3/31/05.

And this— this is just a chart, I don’t know if it makes a whole lot of sense or not, but it shows our international operating profit, domestic operating profit, our stock price. Our stock price is up, actually, a little bit as we speak and our international combined operating profit as of June of ‘05 was about, I think, $50 million— close to $50 million.

We pay the highest dividends in the OSX right now. We were hopeful to reduce everybody’s yield by getting our stock price up and that’s happened. Our yield was down to— it’s down from 2.5 percent to about 1.5 percent. It’s still the highest yield in the OSX. There are only nine companies in the OSX out of the, I think, 24 that do pay dividends.

No promises implied, but this is what the First Call consensus of analysts reporting on our company showed for our earnings going forward. We’re going to have to really hustle to get there, but we think that they’re achievable. We just need— we think talk is cheap. We just need to go out and do it.

So, in summary, our strategy has been to maintain and grow our international market share, to renew the fleet, to try to do something proper with our stacked fleet, be ready for the right acquisition, push our day rates to build profits and cash flow and maintain our financial strength.

And with that, Jim, I’ll try to field any questions and the hard ones I’ll pass to Joe.

Jim Crandell:	I’ll start. The— how would you think the rate of change of the day rates over the next, let’s just say, two, three to four quarters, will compare with the rate of change experienced here recently?

Dean Taylor:	Well, it’s funny. I don’t know how that’s going to play out, Jim, but it’s always interesting dealing with the oil companies. You know, you go in and you give them a rate increase request and you slide it across the table and these guys go to school for how to negotiate, you know, and they sit there and they’ll say, “It’s not in my budget.” And what we say at that point is, “Was $75 oil in your budget?” And about that time, the guy starts to feel a little sheepish and he’ll say, “OK, now, what can we do?”

And how it’s going to go, Jim, is— you know, they don’t— ExxonMobil didn’t get to be as big as it did by having a bunch of dummies. Those guys are tough. They work hard. They’re smart and they’re working like hell to minimize their costs. We’re one of their costs. So it’s always a give and take. But one thing— it makes it— it’s a heck of a lot easier to go get a day rate increase when oil’s at $65 a barrel than when it’s at $25 a barrel.

And, as I said earlier, I think the prospects are that the operators are going to have to run faster and faster just to stay where they are in terms of their— in terms of their reserves. I’m not an oil man. I’m not an oil expert, but that’s just what I think from being part of the industry.

So I feel like there’s going to continue to be lots of activity and if there’s lots of activity, I do feel like we’re going to have very nice opportunities to continue to progress the day rate increases. We’ll just have to see how it plays out.

Thanks, everyone, for your attention. Again, apologies that we have no printed format, but Janet will be glad to help anyone if they’d like a copy of the presentation.

Jim Crandell:	We’ll have a breakout session for Tidewater immediately and that will be in the Herbert Hoover suite.